      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1997
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                CAERE CORPORATION
             (Exact name of Registrant as specified in its charter)

           DELAWARE                        ____                  94-2250509
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization)  Classification Code Number)   Identification
                                                                   Number)
                                100 COOPER COURT
                           LOS GATOS, CALIFORNIA 95030
                                 (408) 395-7000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                                ROBERT G. TERESI
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                100 COOPER COURT
                           LOS GATOS, CALIFORNIA 95030
                                 (408) 395-7000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   COPIES TO:

                               LEE F. BENTON, ESQ.
                             JULIE M. ROBINSON, ESQ.
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3000 EL CAMINO REAL
                            PALO ALTO, CA 94306-2155
                                 (415) 843-5000

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                                 ---------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
       TITLE OF EACH CLASS OF      AMOUNT TO BE    PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
    SECURITIES TO BE REGISTERED     REGISTERED        PRICE PER SHARE (1)          OFFERING PRICE (1)        REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value        300,000               $7.1875                    $2,156,250                  $653.41
===============================================================================================================================

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market System on May 16, 1997.

                                 ---------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                                 300,000 SHARES

                                CAERE CORPORATION

                               -------------------
                                  COMMON STOCK
                               -------------------

      This Prospectus relates to a total of 300,000 shares of Common Stock (the "Shares"), with a par value of $0.001 (the "Common Stock") of Caere Corporation (the "Company" or "Caere") which are being offered and sold by certain stockholders of the Company (the "Selling Securityholders"). The Shares were issued by the Company in an acquisition pursuant to an Agreement and Plan of Merger and Reorganization by and among: Caere Corporation; ViewStar Acquisition Corp.; Formonix, Inc.; and Mr. Lynn J. Formanek and Mr. David L. Formanek, dated as of March 31, 1997 (the "Merger Agreement").

    The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholders" and "Plan of Distribution."

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders hereof. See "Plan of Distribution."

      The Selling Securityholders, directly or through agents, dealers or underwriters, may sell the Shares offered hereby from time to time on terms to be determined at the time of sale. The Company's Common Stock is traded on the Nasdaq National Market System under the symbol CAER.

                              --------------------
            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 5.
                              ---------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

      No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are $16,904. The aggregate proceeds to the Selling Securityholders from the sale of the Shares will be the purchase price of the Shares sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

      The Selling Securityholders and any broker-dealers, agents or underwriters that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Company has agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities, including liabilities under the Act.

                  The date of this Prospectus is May __, 1997.

      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, imply that the information herein is correct as of any date subsequent to the date hereof.

                              AVAILABLE INFORMATION

      The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's following Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market System, and such reports, proxy statements and other information can also be inspected at the offices of The Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement on Form S-3 and the exhibits thereto filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits thereto. Statements contained in this Prospectus regarding the contents of any document or contract may be incomplete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are by this reference incorporated in and made a part of this Prospectus:

(1) The Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 31, 1997, including all matters incorporated by reference therein;

(2) The Proxy Statement for the Company's 1997 Annual Meeting of Stockholders, as amended, filed on April 9, 1997, including all matters incorporated by reference therein;

(3) The Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed on May 12, 1997, including all matters incorporated by reference therein; and

(4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A effective November 10, 1989 and the description of the Company's Preferred Share Purchase Rights set forth in the Company's Registration Statement on Form 8-A effective April 22, 1991.


                                       2.

      All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner to whom this Prospectus is delivered, upon a written or oral request to Caere Corporation, Attention: Investor Relations, 100 Cooper Court, Los Gatos, California, 95030, telephone number (408) 395-7000.

      The discussions in this Prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein and in such incorporated documents. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" herein, as well as those discussed in the documents incorporated herein by reference.

                              --------------------


                                       3.

                                   THE COMPANY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE HEREIN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

      Caere designs, develops, manufactures, and markets optical character recognition ("OCR") software and hardware for converting scanned and faxed images into computer usable text, as well as desktop forms and information management products.

      Caere Corporation was originally incorporated in California in September 1973 and reincorporated in Delaware in August 1989. The Company's executive offices are located at 100 Cooper Court, Los Gatos, California 95030, and its telephone number is (408) 395-7000.


                                  THE OFFERING

Shares offered ..............  Up to 300,000 Shares, all of which are being offered by the Selling Securityholders.(1)

Use of Proceeds..............  The Company will not receive any of the proceeds from the sale of the Shares by the Selling
                               Securityholders.

Nasdaq Symbol................  CAER.

(1) The 300,000 shares of Common Stock were issued by the Company pursuant to the Merger Agreement.

                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders.

                                 DIVIDEND POLICY

      The Company has never paid cash dividends. The Company's Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying any cash dividends in the foreseeable future.

This Prospectus includes trademarks and trade names of the Company and certain other companies.



                                       4.

                                  RISK FACTORS

      The following factors should be considered carefully with the information provided elsewhere in this Prospectus in evaluating an investment in the Shares offered hereby.

      This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following Risk Factors and elsewhere in this Prospectus.

RISK OF TRANSITION OF CAERE BUSINESS MODEL

      Caere continues to transition its business model due to the changing dynamics of the marketplace. In the fourth quarter of 1994, Caere began to "bundle" limited functionality versions of its OmniPage software recognition products with scanner products from various manufacturers. The Company's objective in bundling its software products with scanners was to expand the overall market for OCR software by providing a larger number of scanner purchasers with experience in the advantages of optical character recognition and then upgrade these users to fully-featured products. "Light" versions, with limited capabilities, are now bundled with most scanners being sold. The success of this business model, compared to Caere's former model of selling its software primarily at higher prices with lower unit volumes, will depend upon a decision by a significant proportion of customers who first receive OCR software in a bundled form to upgrade to a newer or more fully featured version of the Company's software. Such an upgrade is typically sold at a substantially lower price than the price of a fully featured non-upgrade product. The Company believes that bundles and upgrades will become a larger portion of its total revenues and unit sales in the future.

      There can be no assurance that Caere's continued transition to the "bundle and upgrade" business model will be successful and provide sufficient increases in unit volume in the future to offset reduced per-unit revenue and gross margin. In addition, customers using the bundled products may defer or forego the purchase of Caere's more fully featured versions of OmniPage and WordScan products if they find that the bundled products satisfy their recognition needs.

LACK OF PRODUCT REVENUE DIVERSIFICATION

      Caere derived approximately 72% of sales in 1996 and 69% of sales in 1995 from the OmniPage line of products. Caere expects that this software product will continue to account for a majority of the Company's sales in the future. A decline in demand for the product as a result of competition, technological change or other factors would have a material adverse effect on the Company's results of operations.

MATURE MARKETS FOR CERTAIN OCR PRODUCTS

      For fiscal years ended December 31, 1996, 1995, and 1994, Caere derived approximately 14%, 23% and 15%, respectively, of its net revenues from sales of its transaction processing OCR and bar code hardware products. The market for both of these sets of products is relatively mature and may not be subject to growth or expansion by the Company in the future. There can be no assurance that Caere's hardware-based transaction processing products will continue to be a significant source of net revenues for the Company.

FLUCTUATING REVENUES AND OPERATING RESULTS

      Caere's revenues and operating results have fluctuated in the past and the Company's future revenues and operating results are likely to do so in the future, particularly on a quarterly basis. Caere's experience has been that a disproportionately large percentage of shipments has occurred in the third month of each fiscal quarter and



                                       5.

that shipments tend to be concentrated in the latter half of that month. Because backlog early in a quarter is not generally large enough to assure that Caere will meet its revenue target for any particular quarter, quarterly results are difficult to predict until the end of the quarter. A shortfall in shipments at the end of any particular quarter may cause the results for that quarter to fall significantly short of anticipated levels.

      The Company's quarterly operating results may continue to fluctuate due to numerous other factors. Some of these factors include the demand for the Company's products, seasonality, customer order deferrals in anticipation of new versions of the Company's products, the introduction of new products and product enhancements by the Company or its competitors, including the effects of filling the distribution channels following such introductions and of potential delays in availability of announced or anticipated products, price changes by the Company or its competitors, product sales mix, timing of acquisitions and associated costs, and timing of significant marketing and sales promotions.

COMPETITION AND PRICE EROSION

      The information management market is highly competitive and subject to rapid change along with constant pressure to reduce prices. Caere's competition within the microcomputer software industry ranges from large corporations to small independent software vendors. Caere also expects to encounter continued competition both from established companies and from new companies that are now developing, or may develop, competing products. Competition in the software products market can be grouped into the following categories:

      Page recognition products contend with competition in two markets. First, several companies offer packaged OCR application programs through the retail distribution channel. These include Xerox Imaging Systems and several small independent software vendors. The Company faces significant price erosion and competition in the retail channel.

      The second competitive market for page recognition products is the original equipment manufacturer ("OEM") and reseller market in which companies license the Company's OCR technology to incorporate into different application software products or "bundle" the technology with related hardware products such as scanners or fax modems. Competitors include Xerox Imaging Systems and several small independent software vendors. The Company experiences significant price competition in the OEM market and expects this to continue. In addition, the Company's "bundled" OCR products themselves present competition to the Company's fully featured shrinkwrap product. Caere is also subject to the risk that significant portions of the functionality provided by its OCR products could be incorporated into computer operating systems such as those developed and marketed by Microsoft Corporation and International Business Machines, Inc.

      PageKeeper has several direct competitors offering competing products in the growing desktop document management market. These competing products include, but are not limited to, PaperPort Deluxe by Visoneer, Paper Master by Documagix, and Pagis by Xerox Imaging Systems. With decreasing scanner prices driving affordable scanning solutions into the mainstream, Caere expects to face increasing competition in this product category from a variety of software developers in the future.

      OmniForm competes against various products in the electronic forms market. In the forms creation segment, where OmniForm's technology takes an existing paper form and converts it into an electronic version, OmniForm has little competition. In the forms design and print segment of the electronic forms market, OmniForm competes with products such as Form Tool Gold and Form Tool 97 by IMSI. In the form filling and submit segment of the electronic forms market, OmniForm competes with products including JetForm and FormFlow by JetForm. In the Internet/intranet publish and submit segment of the electronic forms market, OmniForm competes with JetForm by JetForm; however, as the market for these products continues to develop, Caere expects to face increasing competition in this product category from a variety of software developers in the future.



                                       6.

      The major competition in the OCR segment of the Company's hardware business is Siemens CGK. In the bar code segment of the hardware business there are numerous competitors, including Symbol Technologies.

      Many of the Company's competitors have substantially greater financial, marketing, recruiting and training resources than the Company. Accordingly, the Company's success will depend in part upon its ability to develop product enhancements and new products that keep pace with continuing changes in technology and customer preferences while remaining price competitive. There can be no assurance that the Company will be able to successfully develop product enhancements or new products to keep abreast of changing technologies, that it will be able to introduce such products on a timely basis or that any such products or enhancements will be successful in the marketplace. The Company's failure to develop product enhancements or to adapt its products to technological change on a timely basis would have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON DISTRIBUTION AND SUPPORT

      Domestically, the Company markets its software products through distributors, including Ingram Micro, Merisel, Tech Data, computer superstores such as Best Buy, CompUSA, Computer City, and Egghead, mail order houses including PC Connection, MicroWarehouse, and Computer Discount Warehouse, and office superstores such as OfficeMax and Office Depot. Caere also markets its software products directly to end user customers by outsourcing telemarketing and order fulfillment services to Softbank Services Group. High-speed and integrator products are primarily sold through Law Cypress Distributing Company, which works with the Company to serve value-added resellers and systems integrators of imaging products. The Company markets its transaction processing OCR and bar code products primarily through independent distributors, value-added resellers ("VARs"), and hardware OEMs. The Company's agreements with OEMs typically grant an OEM the right to distribute the Company's products with the OEMs' microcomputers and other data collection equipment. VARs purchase the Company's products and incorporate them into systems integrated with the products of other manufacturers.

      Sales of software products to Ingram Micro represented approximately 28%, 22%, and 23% of the Company's net revenues during 1996, 1995, and 1994, respectively. Sales of software products through Softbank Services Group represented approximately 15%, 9%, and 2% of the Company's net revenues during 1996, 1995, and 1994, respectively. Should either of these customers have a significant change in its quarterly buying pattern or its financial condition, the Company could experience a material adverse impact on its business and financial results. In addition, there are increasing numbers of companies competing for access to distribution channels, and distributors and retailers often carry competing products. Retailers of Caere's products typically have a limited amount of shelf space and promotional resources for which there is intense competition. There can be no assurance that distributors and retailers will continue to provide the Company's products with adequate levels of shelf space and promotional support. Failure to do so would have a material adverse effect on the Company's results of operations. Also, due in part to the historical volatility of the personal computer industry, certain of Caere's VARs and OEMs have from time to time experienced declining profit margins, cash flow shortages and other financial difficulties. If the Company's resellers were to experience financial difficulties, the Company's results of operations could be adversely affected.

DEPENDENCE ON PROPRIETARY RIGHTS

      The Company relies upon a combination of proprietary technology, trade secrets, know-how, continuing technological innovations and licensing opportunities to maintain its competitive position. The Company attempts to protect its technology and trade secrets with patents, copyrights, trade secret laws, technical measures and non-disclosure agreements. The Company's policy is to file patent and copyright applications to protect technology, inventions and improvements that are important to the development of its business. The Company has been issued a series of patents which directly relate to its products. Assurance cannot be given, however, that any patents issued



                                       7.

to the Company will not be challenged, invalidated or circumvented or that the rights granted by the patents or copyrights will provide competitive advantages to the Company.

      In order to protect its ownership rights in its software products, the Company licenses such products to OEMs and resellers on a non-exclusive basis with contractual restrictions on reproduction, distribution and transferability. In addition, the Company generally licenses its software in object code form only. The Company licenses its software products to end users by use of a "shrink-wrap" customer license that restricts the end user to personal use of the product. Despite these contractual restrictions, it may be possible for competitors or users to illegally copy the software or obtain information which the Company regards as proprietary.

      The Company also relies on trade secrets and proprietary know-how. The Company has been, and will continue to be, required to disclose its trade secrets and proprietary know-how to employees and consultants. Although the Company seeks to protect its trade secrets and proprietary know how by entering into confidentiality agreements with such persons, there can be no assurance that these agreements will not be breached, that the Company would have an adequate remedy for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

      Because of technological developments in the industry in which the Company markets its products, it is possible that certain of the Company's products may infringe third party proprietary rights. From time to time the Company has received, and in the future may receive, notices of claims of infringement. In response to these claims, the Company may have to obtain licenses for an allegedly infringing product or stop selling such product and be liable for damages. There can be no assurance that any required licenses or rights could be obtained on commercially reasonable terms.

      In addition, Caere has developed products in the past that incorporate technology based on licenses received from third parties. The Company's ability to continue to develop and commercialize its products will be affected by its ability to renew existing technology licenses and to obtain technology licenses from third parties in the future. There can be no assurance that the Company will be able to renew its current licenses or obtain any necessary licenses in the future. The failure to renew existing licenses or to obtain any licenses that may be required in the future on commercially reasonable terms could have a material adverse effect on the Company's business and results of operations.

      Policing unauthorized use of technology is difficult, especially in the software industry. Software piracy can be expected to remain a persistent problem for the software industry for the foreseeable future. Such piracy can be particularly egregious in international markets in which the Company distributes its products. The failure to prevent piracy of the Company's products could have a material adverse effect on the Company's business and results of operations.

PRODUCT DEVELOPMENT RISKS

      The development and enhancement of the Company's OCR and desktop document management products have historically absorbed and are expected to continue to consume the greatest part of the Company's development effort. The Company believes that it must continue to upgrade and enhance its existing products to ensure that its products remain competitive.

      During 1996, 1995, and 1994, research and product development expenses were approximately $7,069,000, $7,915,000, and $9,072,000, respectively. In addition to internal product development, the Company incorporates software produced by other companies into its products. All such incorporation or use is pursuant to licensing agreements. There can be no assurance that the research and development expenses incurred will not exceed development budgets or that new products will achieve market acceptance and generate sales sufficient to offset



                                       8.

development costs. There also can be no assurance that license agreements for incorporated third party software will continue to be available to the Company on acceptable terms.

      From time to time, the Company has experienced delays in product development and "debugging" efforts, and could experience such delays in the future. Significant delays in developing, completing, or shipping new or enhanced products could materially adversely affect the Company's financial results. Furthermore, as the Company's products become more complex, development cycles become longer and more expensive. There can be no assurance that the Company will be able to respond effectively to technological changes or new product announcements by others, or that the Company's product development efforts will be successful.

DEPENDENCE ON SOLE SOURCE SUPPLIER

      Most of the components used in the manufacture of the Company's products are available from multiple sources of supply. Certain components used in the manufacture of the Company's OCR products are currently available only from a single source. Although the Company generally maintains a several-month inventory level of these components, failure of a single-source supplier to deliver required quantities of such materials could materially and adversely affect the Company's operating results. The Company believes that, if necessary, it could develop alternative sources of supply for these components and parts, or re-engineer the products. However, any delays in developing such alternative sources of supply or in the re-engineering of the products could have a material adverse effect on the Company's business and results of operations.

DEPENDENCE ON INTERNATIONAL SALES

      Internationally, the Company's products are sold through distributors. At December 31, 1996, the Company had distributors servicing Western and Eastern Europe, Canada, Australia, New Zealand, South Korea, Mexico, and Japan. The Company's international revenues are subject to certain risks, such as export controls, import restrictions, and other governmental regulations. Caere's international revenues in 1996, 1995, and 1994 were approximately $16,391,000, $15,154,000, and $18,125,000, respectively, representing approximately 30.1%, 29.2% and 30.7% of Caere's net revenues, respectively. The Company expects that international revenues will continue to represent a significant percentage of the Company's net revenues. In most cases, the Company bills its international customers in United States dollars; therefore, such revenues are not subject to foreign currency fluctuations. However, fluctuations in exchange rates could affect demand for the Company's products by causing their prices to be out of line with products priced in the local currency. The Company's international revenues are subject to certain risks, such as export controls, import restrictions, longer payment cycles, greater difficulties in accounts receivable collections, and the requirement of complying with a wide variety of foreign laws. Although Caere has not previously experienced any difficulties under foreign law in exporting its products to other countries, there can be no assurance that the Company will not experience such difficulties in foreign countries in the future. Any such difficulties would have a material adverse effect on the Company's international sales and results of operations.

RISK OF PRODUCT RETURNS

      The Company's agreements with its distributors generally provide for a limited right of return, with the distributor receiving full credit for the product's purchase price, less any discounts, against a purchase order of equal or greater value. The Company monitors its returns and records provisions for estimated returns as shipments are made. During 1996, 1995, and 1994, returns represented 3.2%, 3.7%, and 4.3% of revenues, respectively. Although Caere believes that it provides adequate allowances for returns, there can be no assurance that actual returns will not exceed the Company's allowances. Any product returns in excess of recorded allowances could result in a material adverse effect on operating results of the Company.



                                       9.

POSSIBLE VOLATILITY OF CAERE STOCK PRICE

      The market prices for Caere's Common Stock have fluctuated widely in the past. The management of Caere believes that such fluctuations may have been caused by announcements of new products, quarterly fluctuations in the results of operations and other factors including, but not limited to, changes in conditions of the personal computer industry in general. Stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of securities issued by Caere and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. Caere anticipates that the market price for its Common Stock may continue to be volatile. Such future stock price volatility for Caere Common Stock may provoke the initiation of securities litigation, which may divert substantial management resources and have an adverse effect on Caere and its results of operations.

DEPENDENCE ON KEY PERSONNEL

      Caere's success depends to a significant degree upon the continued contributions of the Company's key management, marketing, product development and operational personnel. The success of the Company will depend to a large extent upon its ability to retain and continue to attract highly skilled personnel. Competition for employees in the computer industry is intense, and there can be no assurance that the Company will be able to attract and retain enough qualified employees. If the business of the Company grows, it may become increasingly difficult for it to hire, train and assimilate the new employees needed. The Company's inability to retain and attract key employees could have a material adverse effect on the Company's product development and results of operations. Caere does not carry any key person life insurance with respect to any of its personnel.

EFFECT OF ANTITAKEOVER PROVISIONS OF DELAWARE LAW AND CAERE'S CHARTER DOCUMENTS

      Caere is a corporation organized under the laws of the state of Delaware. Certain provisions of the Delaware Law and the charter documents of Caere may have the effect of delaying, deferring or preventing changes in control or management of Caere. Caere is subject to the provisions of Section 203 of the Delaware Law, which has the effect of restricting changes in control of a company. Caere's Board of Directors is divided into three separate classes. Additionally, Caere's Board has the authority to issue up to 2,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of such shares without any further vote or action by its stockholders. Caere also has a Preferred Share Purchase Rights Plan. The antitakeover protections of Delaware Law, the Caere charter documents, and the Preferred Share Purchase Rights Plan could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the outstanding stock of the Company.



                                       10.

                            SELLING SECURITYHOLDERS

      The following table sets forth the names of the Selling Securityholders, the number of shares of Common Stock owned by each Selling Securityholder prior to this offering, the number of shares of Common Stock being offered for the account of each Selling Securityholder and the number of shares of Common Stock to be owned by each Selling Securityholder after completion of this offering. This information is based upon information provided by the Selling Securityholders. Because the Selling Securityholders may offer all, some or none of their Common Stock being offered, no definitive estimate as to the number of Shares thereof that will be held by the Selling Securityholders after such offering can be provided.

                                                                               SHARES BENEFICIALLY
                                SHARES BENEFICIALLY           SHARES BEING          OWNED AFTER
SELLING SECURITYHOLDER        OWNED PRIOR TO OFFERING(1)        OFFERED          OFFERING(1)(2)
----------------------        --------------------------        -------         ------------------
                               NUMBER          Percent                          NUMBER     PERCENT
                               ------          -------                          ------     -------
Lynn J. Formanek               343,750           2.6%           187,500         156,250       1.2%
David L. Formanek              206,250           1.6%           112,500          93,750          *

---------------

* Less than 1%

(1) Based on 13,246,757 shares outstanding as of April 15, 1997. The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.

(2) Assumes the sale of all Shares offered hereby. See "Plan of Distribution."



                                       11.

                             PLAN OF DISTRIBUTION

       The Shares may be offered by the Selling Securityholders from time to time in transactions on the Nasdaq National Market System, in privately negotiated transactions or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Shares directly or by or through agents or broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions).

       The Selling Securityholders and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

       The Company is registering the Shares offered by the Selling Securityholders hereunder pursuant to contractual registration rights contained in the Merger Agreement. The Company will pay substantially all of the expenses incident to the offering and sale of the Shares to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $16,904. The Merger Agreement provides for cross-indemnification of the Selling Securityholders and the Company to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Shares.



                                     12.

                                  LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

       The consolidated financial statements and schedule of Caere Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                       13.

================================================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              --------------------

                                TABLE OF CONTENTS

                                                            Page
                                                            ----
Available Information..........................................2
Incorporation of Certain Documents by Reference................2
The Company....................................................4
The Offering...................................................4
Use of Proceeds................................................4
Dividend Policy................................................4
Risk Factors...................................................5
Selling Securityholders.......................................11
Plan of Distribution..........................................12
Legal Matters.................................................13
Experts.......................................................13


                                 300,000 SHARES

                                CAERE CORPORATION

                                  COMMON STOCK

                                  ------------
                                   PROSPECTUS
                                  ------------

                                  MAY __, 1997


================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the expenses payable by the Company in connection with the sale, issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee. None of these expenses will be paid by the Selling Securityholders.

      SEC Registration Fee............... $   654
      Printing and Engraving Expenses....   1,000
      Legal Fees and Expenses............  10,000
      Accounting Fees and Expenses.......   5,000
      Blue Sky Fees and Expenses ........     250
                                          -------
      Total.............................. $16,904
                                          -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under Section 145 of the Delaware General Corporation Law, Caere has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Caere's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under Caere's Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require Caere to advance litigation expenses incurred by its directors and executive officers in case of stockholder derivative actions or other actions, upon receipt of an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

      In addition, Caere's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Caere and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of unlawful dividends or any unlawful stock repurchases or redemptions. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

      The Company has entered into indemnity agreements with each of its directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

      Caere maintains a policy providing directors' and officers' liability insurance, which insures directors and officers of Caere in certain circumstances, with a liability limit of $7,000,000 per claim and in the aggregate. This coverage is on a claims made basis.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
2.2         Agreement and Plan of Merger and Reorganization by and among: Caere
            Corporation; ViewStar Acquisition Corp.; Formonix, Inc.; and Mr.
            Lynn J. Formanek and Mr. David L. Formanek, dated as of March 31,
            1997.

4.1         Form of Specimen Certificate for Company's Common Stock.(1)

5.1         Opinion of Cooley Godward LLP.

23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1        Power of Attorney.  Reference is made to page II-3.

--------------------
(1) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-30842), as amended, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Gatos, State of California, on May 22, 1997.

                           CAERE CORPORATION


                           By             /s/ BLANCHE M. SUTTER
                             ---------------------------------------------------
                                             Blanche M. Sutter
                              Executive Vice President, Chief Financial Officer
                                               and Secretary

                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert G. Teresi and Blanche M. Sutter, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents, in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capabilities and on the date indicated.

              SIGNATURE                               TITLE                              DATE
              ---------                               -----                              ----

        /s/ ROBERT G. TERESI                Chairman of the Board, President and      May 22, 1997
------------------------------------        Chief Executive Officer
          Robert G. Teresi                  (Principal Executive Officer)


       /s/ BLANCHE M. SUTTER                Executive Vice President, Chief           May 22, 1997
------------------------------------        Financial Officer and Secretary
          Blanche M. Sutter                 (Principal Financial and Accounting
                                            Officer)

                                            Director                                  May __, 1997
------------------------------------
           James K. Dutton

     /s/ ROBERT J. FRANKENBERG              Director                                  May 22, 1997
------------------------------------
        Robert J. Frankenberg

     /s/ FREDERICK W. ZUCKERMAN             Director                                  May 22, 1997
------------------------------------
       Frederick W. Zuckerman

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
2.2         Agreement and Plan of Merger and Reorganization by and among: Caere
            Corporation; ViewStar Acquisition Corp.; Formonix, Inc.; and Mr.
            Lynn J. Formanek and Mr. David L. Formanek, dated as of March 31,
            1997.

4.1         Form of Specimen Certificate for Company's Common Stock.(1)

5.1         Opinion of Cooley Godward LLP.

23.1        Consent of KPMG Peat Marwick LLP, Independent Auditors.

23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

24.1        Power of Attorney.  Reference is made to page II-3.

------------
(1) Filed as an exhibit to the Registration Statement on Form S-1 (No. 33-30842), as amended, and incorporated herein by reference.